Execution Version

Asset Purchase Agreement

Dated September 12, 2022,

By And Between

Alpine Summit funding LLC,

and

HB2 Origination, LLC

i

ii

EXHIBITS AND SCHEDULES

Exhibit A Schedule of Wells
Exhibit B Schedule of Leases
Exhibit C Excluded Assets
Exhibit D Form of Wellbore Assignment and Bill of Sale
Exhibit E Form of Management Services Agreement
Exhibit F Form of Joint Operating Agreement
Exhibit G Form of Precautionary Mortgage
Schedule 3.04 Taxes
Schedule 3.05 Legal Proceedings; Orders
Schedule 3.07 Compliance with Legal Requirements and Governmental Authorizations
Schedule 3.09 Preferential Rights; Consents
Schedule 3.12 Imbalances
Schedule 3.14 Environmental Matters
Schedule 3.15 Wells
Schedule 3.16 Compliance with Leases
Schedule 3.17 Material Contracts
Schedule 3.23 Current Commitments
Schedule 3.25 Burdens

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made as of September 12, 2022 (the "Closing Date"), by and between (i) HB2 Origination, LLC, a Delaware limited liability company ("Seller"), and (ii) Alpine Summit Funding LLC, a Delaware limited liability company ("Issuer").  Seller and Issuer are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Seller desires to sell to Issuer, and Issuer desires to purchase from Seller, the Wellbore Interests (as defined herein).

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.01 Definitions  For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this ARTICLE 1 when capitalized:

"Affiliate" (including its derivatives and similar terms) means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For purposes of this Agreement, (a) solely for purposes of this Agreement and the other applicable Basic Documents (and notwithstanding that such entities are not affiliates in fact of one another), each Operator shall be deemed to be an Affiliate of Seller, and (b) Seller and its subsidiaries (other than Issuer and its subsidiaries), on the one hand, and Issuer and its subsidiaries, on the other hand, shall not be considered Affiliates of one another.

"Affiliate Contracts" means those Contracts between Issuer or Seller, on the one hand, and any Affiliate of Seller on the other hand, but excluding the Basic Documents and Ancillary Agreements.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Allocation Schedule" has the meaning set forth in Section 2.07(d).

"Ancillary Agreements" means all agreements (other than this Agreement) entered into by Issuer and/or Seller (but as to which no Third Party is a party) in connection with the Contemplated Transactions.

"Applicable Contracts" has the meaning set forth in the definition of "Wellbore Interests".

"Applicable Easements" has the meaning set forth in the definition of "Wellbore Interests".

"Asset Taxes" means ad valorem, property, severance, production, sales, use and similar Taxes based upon or measured by the ownership or operation of the Wellbore Interests, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom (excluding, for the avoidance of doubt, any income, franchise or similar Taxes and Transfer Taxes).

"Assumed Hedge Contracts" means all Hedge Contracts that are assumed by, or novated to, the Issuer.

"Assumed Liabilities" has the meaning set forth in Section 2.08.

"Basic Documents" has the meaning set forth in the Indenture.

"Burden" means any and all royalties (including lessors' royalties and non-participating royalties), overriding royalties, reversionary interests, net profits interests, production payments and other burdens upon, measured by or payable out of production.

"Business Day" means any day (other than a Saturday or Sunday) on which commercial banks in New York, New York are generally open for business.

"Buy-Out Price" means, for any Wellbore Interest, an amount equal to (i) the value ascribed to the Wellbore Interest in the applicable Well on the most recent Indenture Reserve Report less (ii) the following net amount, with each payment or offset discounted at a discount rate of 10% from the Effective Time through the date the payment or offset was made: (a) revenues received by Issuer for production from such Well from and after the date of that Indenture Reserve Report less (b) costs and expenses associated with the maintenance and operation of such Well from and after the date of that Indenture Reserve Report.

"Cash Purchase Price" has the meaning set forth in Section 2.02.

"Central Prevailing Time" means, with respect to any particular time in question, Central Standard Time or Central Daylight Time in effect at such time.

"Claim" means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting any Liability or seeking contribution, indemnification, cost recovery, or compensation for Damages or injunctive or other equitable relief.

"Closing" means the closing of the Contemplated Transactions.

"Closing Date" has the meaning set forth in the preamble to this Agreement.

"Closing Documents" means the Issuer's Closing Documents and the Seller's Closing Documents.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder.

"Completed Depths" means, with respect to a Wellbore Interest, the geological zone and depth open to production and from which Hydrocarbons are being produced from the applicable Well as of the Effective Time.

"Consent" means any approval, consent, ratification, waiver, or other authorization or expiration of the period for the same (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions; provided, however, "Consent" does not include any Preferential Purchase Right.

"Contemplated Transactions" means all of the transactions contemplated by this Agreement.

"Contract" means any contract, agreement or other legally binding arrangement, whether oral or in writing; provided, however, "Contracts" does not include any Leases or any other instrument creating any oil and gas mineral interest or other real property interest.

"Control" and its derivatives shall mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

"Conveyances" means the instruments of conveyance transferring title of the Wellbore Interests to Issuer.  At Closing, the Parties shall execute, acknowledge, and deliver one (1) original of a Wellbore Assignment and Bill of Sale substantially in the form of Exhibit D for each county in which the Wellbore Interests are located.

"Conveyed Claims" has the meaning set forth in the definition of "Wellbore Interests".

"COPAS" means the Council of Petroleum Accountants Societies.

"Covered Liabilities" means the Seller Covered Liabilities or the Issuer Covered Liabilities, as applicable.

"Custody Transfer Points" has the meaning set forth in the definition of "Wellbore Interests".

"Customary Post-Closing Consents" has the meaning set forth in the definition of "Permitted Encumbrances".

"Damages" means any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any reasonable attorneys' fees, legal, and other costs and expenses suffered or incurred therewith, including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

"Defensible Title" means such title of Seller (immediately before the Closing) and Issuer (as of immediately after the Closing) to each Wellbore Interest in a Well and the applicable Lease that, subject to Permitted Encumbrances:

(a) obligates Seller (as of immediately prior to the Closing) and Issuer (as of immediately after the Closing), as to such Wellbore Interest, to bear not more than the Working Interest set forth for such Wellbore Interest in Exhibit A as to the Completed Depths for such Wellbore Interest, throughout the duration of the productive life of the applicable Well and the plugging, abandonment or salvage thereof, except (i) to the extent any increase in the Working Interest is accompanied by a proportionate increase in Seller's Net Revenue Interest in such Wellbore Interest, and (ii) increases resulting from contribution requirements provided for under applicable operating agreements with respect to defaulting co-owners other than Seller or its Affiliates for defaults occurring after the Closing Date or reflected on Exhibit A;

(b) entitles Seller (as of immediately prior to the Closing) and Issuer (as of immediately after the Closing), as to such Wellbore Interest, to not less than the Net Revenue Interest set forth for such Wellbore Interest in Exhibit A as to the Completed Depths for such Wellbore Interest, throughout the duration of the productive life of the applicable Well and the plugging, abandonment or salvage thereof, except decreases resulting from rights of Third Parties to make up past underproduction or pipelines to make up past under deliveries; and

(c) is free and clear of all Encumbrances.

"Discharge Date" means the date on which the Indenture is satisfied and discharged in accordance with Article XI of the Indenture.

"Effective Time" means 12:01 a.m., Central Prevailing Time on September 1, 2022.

"Encumbrance" means any equitable interest, privilege, lien, charge, pledge, mortgage, deed of trust, production payment, collateral assignment, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, Burden, defect or irregularity in title, or other arrangement or encumbrance substantially equivalent to any of the foregoing or other adverse claim whatsoever.

"Environmental Defect" means an event or condition with respect to any Wellbore Interest which causes (or would, if known, cause) any Wellbore Interest to be subject to any Liability or remediation obligation, in each case, under any Environmental Law.

"Environmental Law" means any Legal Requirement relating to the environment, natural resources, health and safety, Hazardous Substances, industrial hygiene, or environmental conditions on, under, or about any applicable property, including soil, groundwater, surface water, soil gas, and indoor and ambient air conditions, or the reporting, investigation or remediation of environmental contamination and includes the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended as of the Closing, as well as common law.

"Environmental Liabilities" means any Liability or other responsibility arising from or under either an Environmental Law or a Third Party Claim relating to the environment, and which relates to the ownership or operation of the Wellbore Interests.

"Environmental Matters" means the effect of, or any matters covered by or constituting, Environmental Defects, Environmental Laws, or Environmental Liabilities.

"Excluded Assets" has the meaning set forth in Exhibit C.

"GAAP" means generally accepted accounting principles.

"Gathering Facilities" has the meaning set forth in the definition of "Wellbore Interests".

"Governmental Authorization" means any approval, consent, license, permit, certificate, clearance, franchise, Order, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, tribal or other government; (c) governmental, quasi-governmental, regulatory or administrative authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; (e) arbitral panel, commission, body or other authority exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

"Hazardous Substance" means any waste, chemical, material or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, or otherwise regulated under any Environmental Law, including petroleum and all derivatives thereof, asbestos or asbestos-containing materials in any form or condition, and polychlorinated biphenyls.

"Hedge Contract" means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, with respect to or encumbering any of the Wellbore Interests.

"Holdings" means Alpine Summit Funding Holdings LLC, a Delaware limited liability company, which is a direct subsidiary of Seller and the direct parent entity of Issuer.

"Hydrocarbons" means oil, gas, carbon dioxide and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

"Imbalance" or "Imbalances" shall mean any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Wells regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

"Indemnified Party" has the meaning set forth in Section 5.09.

"Indemnifying Party" has the meaning set forth in Section 5.09.

"Indenture" means that certain Amended and Restated Indenture dated of even date herewith by and between Issuer and the Indenture Trustee.

"Indenture Reserve Report" means the "Reserve Report" as defined in the Indenture, which, until the date of delivery of a subsequent "Reserve Report" under the Indenture, will be the Reserve Report as defined herein.

"Indenture Trustee" means UMB Bank N.A., a national banking association.

"Independent Expert" has the meaning set forth in Section 5.11(f).

"Independent Expert Decision" has the meaning set forth in Section 5.11(f).

"Initial Asset Purchase Agreement" means the Asset Purchase Agreement dated as of April 29, 2022, by and between Seller and Issuer.

"Initial Reserve Engineers" means Austin Consulting Petroleum Engineers Inc.

"Issuer" has the meaning set forth in the preamble to this Agreement.

"Issuer Books and Records" means, INSOFAR AND ONLY INSOFAR as relating to the Wellbore Interests, the following: all lease files; land files, including unrecorded agreements related thereto; well files; division order files; abstracts; title opinions; land surveys; logs; maps; and other books, records, data, files, and accounting records; but, in each case, excluding any and all (a) books, records, data, files, maps, and accounting records to the extent disclosure or transfer is restricted or prohibited by third-party agreement or applicable Legal Requirements, (b) attorney-client privileged communications and work product of Seller's legal counsel (other than title opinions), (c) reserve studies and evaluations, and (d) records relating to the negotiation and consummation of the acquisition of the Wellbore Interests pursuant to this Agreement.

"Issuer Indemnity Group" has the meaning set forth in Section 5.02.

"Issuer's Closing Documents" means the documents executed and/or delivered by Issuer at the Closing.

"Joint Operating Agreement" shall mean the Amended and Restated Joint Operating Agreement by and between Issuer and Operators, in the form attached hereto as Exhibit F.

"Knowledge" means the actual knowledge (without any duty of inquiry) of any of the following Representatives of Seller: Craig Perry (Chairman and Chief Executive Officer), Michael McCoy (Chief Operating Officer), Darren Moulds (Chief Financial Officer), and Chris Nilan (Senior Managing Director).

"Lands" has the meaning set forth in the definition of "Leases".

"Leases" means all oil and gas leases, subleases, mineral fees, leaseholds, and other similar interests of Seller covering or contributing to Seller's interest in any Well, including all interests set forth on Exhibit A and all of Seller's applicable working interests, leasehold interests, overriding royalty interests, royalty interests, net profits interests, carried interests, and similar rights and interests in the lands covered by such leases and the lands pooled, unitized, or communitized with the lands covered by such leases (those lands, collectively, the "Lands").

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other law (including common law), Order, code, constitution, ordinance, rule (including rules of common law), regulation, statute, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other legally enforceable directive or requirement, in each case, enacted, promulgated, issued or entered by a Governmental Body.

"Liabilities" shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, costs, expenses, damages, fines, penalties, deficiencies, settlements, sanctions, interest and obligations of any nature or kind (including legal and accounting fees and expenses and costs of investigation and litigation and damages for personal injury or death or property damage), whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, and including those arising under any Legal Requirement or action and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any equitable relief that is imposed, including any reasonable attorneys' fees, legal, and other costs and expenses suffered or incurred therewith.

"Majority Noteholders" has the meaning set forth in the Indenture.

"Management Services Agreement" means the Amended and Restated Management Services Agreement by and between Issuer and Seller, in the form attached hereto as Exhibit E.

"Material Contracts" has the meaning set forth in Section 3.17.

"Midstream Contracts" has the meaning set forth in Section 3.17.

"Net Revenue Interest" means, for any Wellbore Interest, the holder's share of the Hydrocarbons produced, saved and marketed therefrom (after satisfaction of all Burdens).

"Non-Party Affiliate" has the meaning set forth in Section 6.13.

"Noteholders" has the meaning set forth in the Indenture.

"Operator" means each of (a) Ironroc Energy Partners LLC, a Texas limited liability company, solely in its capacity as operator under the Joint Operating Agreement of that portion of the Contract Area (as defined in the Joint Operating Agreement) not constituting the Ageron Contract Area (as defined in the Joint Operating Agreement), and (b) Ageron Ironroc Energy, LLC, solely in its capacity as operator under the Joint Operating Agreement of the Ageron Contract Area.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Organizational Documents" means (a) the Articles or certificate of incorporation and the bylaws of a corporation; (b) the Articles of organization and regulations of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

"Party" and "Parties" has the meaning set forth in the preamble to this Agreement.

"Permitted Consent" means any Consent (a) that is a Customary Post-Closing Consent, (b) required under any applicable maintenance of uniform interest provision under any joint operating agreement, or (c) with respect to which (i) such Consent may not be unreasonably withheld pursuant to the express terms of the applicable Lease or Contract, provided that a request for Consent shall have been provided at least 5 Business Days before the Closing in accordance with the terms of the applicable Lease or Contract and such Person shall not have responded and denied or refused to provide such Consent, and (ii) there is no provision in the applicable Lease or Contract expressly stating that an assignment (including by operation of Legal Requirements) in violation thereof (1) is null, unenforceable, void or voidable, (2) triggers the payment of specified liquidated damages, or (3) causes termination or provides a right of termination to a Person other than Seller (and after Closing, Issuer) of the applicable Lease, Applicable Easement, or Contract.

"Permitted Encumbrance" means any of the following:

(a)  Encumbrances for Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings;

(b)  the terms and conditions of, and all Encumbrances arising under, (i) all Applicable Contracts and Leases, except with respect to any such Encumbrances arising thereunder and securing amounts past due, and (ii) all Assumed Hedge Contracts and Basic Documents;

(c)  any Consents or Preferential Purchase Rights with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person, or (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights;

(d)  Permitted Consents;

(e)  easements, rights-of-way, permits, surface leases, and other similar rights on, over, or in respect of any of the Wellbore Interests to the extent they do not materially impair the use, ownership or operation of the Wells, Applicable Easements, and Leases as currently used, owned, and operated;

(f)  vendor's, materialman's, mechanic's, repairman's, carrier's, warehousemen's, workmen's, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent;

(g)  all rights to consent by, required notices to or filings with Governmental Bodies in connection with the conveyance of the Wellbore Lease Rights to Issuer if the same are customarily sought and received after assignment, disposition or transfer of interests therein (collectively, "Customary Post-Closing Consents"), and Customary Post-Closing Consents shall include any consents required in connection with the sale, disposition, transfer, or conveyance of federal, state, tribal, or other governmental oil and gas leases or interests therein or related thereto;

(h)  defects or irregularities in the chain of title: (i) consisting of the failure to recite marital status or omissions of heirship Proceedings in documents; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgement, or approval of any instrument in Seller's chain of title unless Issuer provides affirmative evidence that such action did not occur and has resulted in a claim of superior title from a Third Party; (iii) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (iv) resulting from failure to record rights-of-way, releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; or (v) resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten (10) years or more;

(i)  conventional rights of reassignment obligating Seller to reassign Seller's interest in any portion of the Wellbore Lease Rights to a Third Party, if such rights have not been triggered as of the Closing;

(j) Burdens;

(k) rights of a common owner of any interest in a Well or Lease, held by Seller (or Issuer after Closing) and such common owner as tenants in common or through common ownership;

(l) Encumbrances created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease, unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and such instrument has not been subordinated to the Wellbore Interests affected thereby;

(m) defects based on the failure of the records of any Governmental Body to reflect Seller (as of immediately prior to the Closing) and Issuer (as of immediately after the Closing) as the record owner of the Wellbore Interest in any Lease or Well if Seller (as of immediately prior to the Closing) and Issuer (as of immediately after the Closing) is reflected as the record owner of the Wellbore Interest in the Lease or Well in the applicable county real property records;

(n) defects, gaps, or irregularities that have been cured by possession under any applicable statutes of limitation for adverse possession or for prescription or under marketable title or similar Legal Requirements or standards or the doctrine of laches, or that have existed for more than twenty (20) years;

(o) irregularities or defects based solely on (i) lack of information in Seller's files, lack of Third Party records, or the unavailability of information from regulatory agencies, (ii) references to a document that is not in Seller's files, (iii) references to an unrecorded document to which neither Seller nor any of its Affiliates is a party and which is dated earlier than January 1, 1990, or (iv) any changes in Legal Requirements following the Closing Date;

(p) irregularities, defects, or loss of title affecting ownership interests in formations or depths other than the applicable Completed Depths for a Wellbore Interest;

(q) any matters set forth on Exhibit A, Exhibit B, or Schedule 3.12; and

(r) all other Encumbrances, irregularities, and defects affecting a Wellbore Interest, but only to the extent that they do not, individually or in the aggregate, materially impair the use, ownership or operation of the applicable Well, Applicable Easements, and Lease(s) as currently used, owned, and operated.

Notwithstanding the foregoing, if any matter described in the foregoing clauses (a) through (r), (but excluding any matter described in clauses (b)(ii), (i) (unless as of Closing the passage of time or action by a Third Party that such Third Party was entitled to take as of Closing would trigger such rights, in which case clause (i) shall not be excluded), and (q)) that exists before or as of the Closing causes or results in, as of or at any time after the Effective Time or Closing, a Protected Outcome to occur for a reason other than the breach of or failure to satisfy any obligation owed by, failure to comply with Legal Requirements by, or other election, action, deemed non-consent under a joint operating agreement by, or fault of Issuer after Closing (provided, and without limiting the foregoing limitations in this sentence, Issuer shall have no obligation to take any action to prevent the occurrence of a Protected Outcome other than as may be required by Legal Requirements for which Issuer is responsible or by contractual obligations of Issuer, in each case excluding Retained Liabilities), and either (A) such Protected Outcome has either been alleged or asserted in writing by any Person other than by, or on behalf of, Issuer or its successors and assigns (provided that the Noteholders or Issuer may assert the basis or occurrence of a Protected Outcome in connection with a credit bid or following an allegation from or action by some other Third Party (including a potential buyer in a sale of the Wellbore Interests in a foreclosure sale) that asserts superior title or facts or a claim that, if accurate or valid in whole or in part, would constitute the existence of a Protected Outcome or otherwise provides a reasonable basis to support the existence of a Protected Outcome, in which case this clause (A) shall be satisfied) or (B) any Person has suspended or withheld (or threatened to suspend or withhold) from Issuer timely payment of any revenues on the basis of such Protected Outcome or that would otherwise have been due to Issuer but for such Protected Outcome, then (i) such matter shall, as of the occurrence of a Protected Outcome (with any dispute as to the occurrence of a Protected Outcome being subject to resolution pursuant to Section 5.11(f)), cease to be a Permitted Encumbrance for purposes of the definition of Defensible Title, (ii) such Protected Outcome shall be deemed to have existed as of immediately following the Closing, and (iii) Issuer shall be entitled to the remedies in Section 5.11 with respect to any Title Failure occurring as a result of the application of the forgoing clauses (i) and (ii).

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, unincorporated organization, limited liability entity, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plugging and Abandonment Obligations" means, to the extent allocable to the Wellbore Interests, any and all Claims, Liabilities, and Damages resulting from, arising out of, or otherwise related to any of the following: (a) the plugging, replugging, and/or abandonment of the Wells and the dismantling, salvaging, removal, abandonment, disposal, capping, and/or burying of all Well Facilities (excluding, with respect to the Gathering Facilities, that portion of the foregoing to the extent allocable to the Retained Gathering Facilities); (b) to the extent related to the items described in clause (a) above, the restoration of the surface and subsurface of the Leases and Lands to the condition required by applicable Legal Requirements, Governmental Authorizations, Orders, Leases, and Applicable Contracts; and (c) all other Claims and Losses relating to the items described in clause (a) or (b) above and either arising under the Leases or Applicable Contracts or asserted by Governmental Bodies or Third Parties.

"Precautionary Mortgage" has the meaning set forth in Section 2.04.

"Preferential Purchase Right" means any right or agreement that enables any Person to purchase or acquire any Wellbore Interest or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

"Proceeding" means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Property Costs" means all costs and expenses attributable to the development, operation and/or ownership of the Wellbore Interests, including, but not limited to, (a) all bonuses and rentals, royalties, overriding royalties, shut-in royalties, minimum royalties, and renewal and extension payments required to renew and extend Wellbore Lease Rights, (b) all operating expenses and capital expenditures, and (c) all Asset Taxes, provided that the Retained Liabilities shall not be "Property Costs".

"Protected Outcome" means, with respect to a Wellbore Interest, Issuer, as of immediately after the Closing or at any time thereafter throughout the duration of the productive life of the applicable Well and the plugging, abandonment or salvage thereof, (a) being entitled to a Net Revenue Interest as to the Completed Depths for such Wellbore Interest less than the Net Revenue Interest set forth in Exhibit A for such Wellbore Interest, or (b) being obligated to bear a Working Interest as to the Completed Depths for such Wellbore Interest in an amount greater than the Working Interest set forth in Exhibit A (unless Issuer's Net Revenue Interest for such Completed Depth is greater than the Net Revenue Interest set forth in Exhibit A for such Completed Depth and such increase is in the same or greater proportion as any increase in such Working Interest).

"Representative" means, with respect to any Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, financial advisors, or other representatives.

"Repurchased Interest" has the meaning set forth in the definition of "Retained Liabilities".

"Reserve Report" means that certain reserve report dated September 6, 2022, prepared by the Initial Reserve Engineers as of September 1, 2022, with respect to the Wells.

"Retained Gathering Facilities" means all right, title, and interests in and to the Gathering Facilities to the extent not constituting a part of the Wellbore Interests (i.e., being the remaining undivided interest of all of Seller's right, title, and interest therein after taking into account the conveyance of the Wellbore Interests therein to Issuer in accordance with this Agreement and the Conveyances).

"Retained Hedge Contracts" means all Hedge Contracts other than the Assumed Hedge Contracts.

"Retained Liabilities" means, except for Plugging and Abandonment Obligations, Asset Taxes allocated to Issuer pursuant to Section 2.07(b), and Liabilities, Damages, and obligations under the Assumed Hedge Contracts, all of the following Liabilities, Damages, and obligations:

(a) costs and expenses allocable to the Wellbore Interests to the extent incurred during or attributable to the period prior to the Effective Time;

(b) Liabilities for Burdens allocable to the Wellbore Interests to the extent attributable to production from the Wells during the period prior to the Effective Time;

(c) excluding (1) Property Costs allocable to the Wellbore Interests to the extent attributable to the period from the Effective Time until the Closing Date and incurred in the ordinary course and not as a result of any failure by Seller or its Affiliates to comply with the standards set forth in applicable operating agreements and (2) Liabilities for Burdens allocable to the Wellbore Interests to the extent attributable to production from the Wells during the period from the Effective Time until the Closing Date, all other Liabilities, Damages, and obligations incurred during or otherwise attributable to the period prior to the Closing Date and that are related or attributable to the development, operation or ownership of the Seller Assets, the Wellbore Interests, the Wells or the Leases or any breach or violation of or failure to comply with the Leases, including: (i) any such Environmental Liability or Environmental Defect incurred during or attributable to the period prior to the Closing Date; (ii) any such Liabilities for personal injuries or death, property damage, torts, breach of contract or violation of any Legal Requirement or Governmental Authorization incurred during or attributable to the period prior to the Closing Date; (iii) Liabilities and obligations arising out of, resulting from, or attributable to any Third Party claim related to the gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the operation by Seller or any of its Affiliates of any Well or Well Facilities during the period prior to the Closing Date; (iv) any disposal of any Hazardous Substances offsite of the Leases or any lands pooled therewith that occurred or was conducted prior to the Closing Date and associated with the operation or ownership of any Well or Well Facility; and (v) all Liabilities arising under any mortgage, pledge, security agreement or security instrument to which Seller or any of its Affiliates is a party including, without limitation, any such mortgage, security agreement or pledge which grants a lien or security interest in after acquired property;

(b) all Liabilities, Damages and obligations to the extent attributable to: (i) the Excluded Assets and not to any Wellbore Interests, regardless of whether arising before, on, or after the Effective Time; (ii) any indebtedness for borrowed money obligations of Seller or its Affiliates, regardless of whether such Liabilities arose before, on, or after the Effective Time; (iii) any Seller Taxes, regardless of whether arising before, on, or after the Effective Time; (iv) any Transfer Taxes, regardless of whether arising before, on, or after the Effective Time and (v) cumulative oil overproduction from the Animal Lease (TRRC Lease No. 27940), including the Animal 2H Well (API No. 42-287-32760), in excess of its allowables occurring during the period prior to the Closing Date;

(c) all Liabilities, Damages, and obligations to the extent related to any Wellbore Interest repurchased by Seller pursuant to Section 5.11(d) (each, a "Repurchased Interest"), but solely to the extent such Liabilities, Damages, and obligations are attributable to the period from and after the effective date of that repurchase;

(d) all Liabilities, Damages, and obligations with respect to any Environmental Defect that was incurred, or offsite disposal of any Hazardous Substances that occurred or was conducted, in each case, prior to the Closing Date and associated with the Wellbore Interests; and

(e) all Liabilities, Damages, and obligations under any Retained Hedge Contracts.

provided, however, Retained Liabilities does not include any "Assumed Liabilities" under, and as that term is defined in, the Initial Asset Purchase Agreement.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Assets" means all assets, rights, titles, interests and properties of every kind, nature, character or description (whether real, personal, mixed or otherwise) held by Seller and/or any of its Affiliates immediately prior to the Closing, excluding the Wellbore Interests.

"Seller Indemnity Group" has the meaning set forth in Section 5.03.

"Seller Taxes" means (a) Asset Taxes allocated to Seller pursuant to Section 2.07(b), without duplication of any amount that was included as a Property Cost and resulted in a reduction of the Cash Purchase Price, and (b) income or franchise Taxes imposed on Seller, any of its direct or indirect owners or Affiliates (other than Issuer), or any combined, unitary or consolidated group of which any of the foregoing is or was a member.

"Seller's Closing Documents" means the documents required under Section 2.06(a) to be executed and/or delivered by Seller or any Affiliate of Seller at the Closing.

"Straddle Period" means any period beginning before and ending on or after the day of the Effective Time.

"Tax" or "Taxes" means any (a) and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, and other governmental charges imposed by any Governmental Body, including income, profits, franchise, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, occupation, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto, (b) liability for any amounts of the type described in clauses (a), (c), and (d) of a predecessor entity, as a transferee or arising by operation of law, (c) liability for the payment of any amounts of the type described in clauses (a), (b), or (d) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement), and (d) liability for the payment of any amounts of the type described in clauses (a), (b), or (c) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a Third Party.

"Tax Returns" means any report, return, election, document, estimated tax filing, declaration or other filing related to Taxes filed or required to be filed with any Governmental Body, including any amendments thereof and any attachments thereto.

"Third Party" shall mean any Person other than the Parties or their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 5.09.

"Threatened" means that a demand or statement has been delivered in writing to Seller or its Affiliates prior to the Closing Date and that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is reasonably likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Title Adjustment Amount" has the meaning set forth in Section 5.11(e).

"Title Credit" means any right, circumstance or condition with respect to a Wellbore Interest that:

(a) obligates Seller (and after Closing, will obligate Issuer) to bear a Working Interest as to such Wellbore Interest that is less than the Working Interest set forth for such Wellbore Interest in Exhibit A as to the Completed Depths for such Wellbore Interest (to the extent, and solely to the extent, such right, circumstance or condition decreases Seller's (and after Closing, Issuer's) Working Interest in a greater proportion than any accompanying decrease in Seller's (and after Closing, Issuer's) Net Revenue Interest in such Wellbore Interest from the Net Revenue Interest set forth for such Wellbore Interest in Exhibit A); or

(b) entitles Seller (and after Closing, will entitle Issuer) to a Net Revenue Interest as to such Wellbore Interest that is greater than the Net Revenue Interest set forth for such Wellbore Interest in Exhibit A as to the Completed Depths for such Wellbore Interest.

"Title Credit Amount" means the amount resulting from a Title Credit by which the value of the Wellbore Interest in the applicable Well is increased as a result of the existence of such Title Credit, which shall be determined in accordance with the following:

(a) if a Title Credit affects the applicable Wellbore Interest for less than its full productive life, the Title Credit Amount shall be reduced to take into account the applicable time period only, using generally accepted engineering analysis and present value calculations;

(b) Subject to clause (a) above in this definition:

(i) if the Title Credit is an increase in the Net Revenue Interest of Seller (and after the Closing, Issuer) with respect to any Wellbore Interests from that set forth on Exhibit A and the Working Interest that Seller is obligated to bear with respect to such Wellbore Interest is proportionately increased from that set forth on Exhibit A, in each case, throughout the duration of the productive life of the applicable Well and the plugging and abandonment or salvage thereof, then the Title Credit Amount shall be equal to the product of (1) the value ascribed to the Wellbore Interest in the applicable Well on the most recent Indenture Reserve Report (without giving effect to the Title Credit), multiplied by (2) a fraction, (A) the numerator of which is the difference between such Person's actual Net Revenue Interest for the applicable Wellbore Interest and the Net Revenue Interest set forth on Exhibit A for the applicable Wellbore Interest, and (B) the denominator of which is the Net Revenue Interest set forth on Exhibit A for such Wellbore Interest; and

(ii) if the Title Credit is not of the type described in subpart (i) above, the Title Credit Amount shall be determined by taking into account the value ascribed to the Wellbore Interests in the applicable Well on the most recent Indenture Reserve Report (without giving effect to the Title Credit), the portion of such Wellbore Interest that is affected by the Title Credit, the legal effect of the Title Credit, the potential economic effect of the Title Credit over the life of the affected Well and such other reasonable factors as are necessary to make a proper evaluation.

"Title Credit Notice" has the meaning set forth in Section 5.11(b).

"Title Failure" means, as to any Wellbore Interest, any lien, defect or other condition that causes Seller as of immediately prior to the Closing or Issuer as of immediately after the Closing not to have Defensible Title in and to such Wellbore Interest.

"Title Failure Amount" means the amount resulting from a Title Failure by which the value of the Wellbore Interest in the applicable Well is reduced as a result of the existence of such Title Failure, which shall be determined in accordance with the following:

(a) the aggregate amount of all Title Failure Amounts attributable to all Title Failures, other than Encumbrances, affecting any Wellbore Interest shall not exceed the value ascribed to the Wellbore Interests in the applicable Well on the most recent Indenture Reserve Report (without giving effect to the Title Failure);

(b) the Title Failure Amount with respect to an Encumbrance shall not exceed the cost to cure the related Title Failure (if the cost to cure is reasonably determinable);

(c) if a Title Failure affects the applicable Wellbore Interest for less than its full productive life, the Title Failure Amount shall be reduced to take into account the applicable time period only, using generally accepted engineering analysis and present value calculations;

(d) in determining the Title Failure Amount of an individual Title Failure, such Title Failure Amount shall be without duplication of any other Title Failure Amount calculated hereunder based on or arising out of the same underlying objections to title to the applicable Wellbore Interest; and

(e) Subject to clauses (a) through (d) above in this definition:

(i) if the Title Failure is a decrease in the Net Revenue Interest to which Seller (and after the Closing, Issuer) is entitled with respect to such Wellbore Interest and the Working Interest that Seller (and after the Closing, Issuer) is obligated to bear with respect to such Wellbore Interest is proportionately reduced from that set forth in Exhibit A, in each case, throughout the duration of the productive life of the applicable Well and the plugging and abandonment or salvage thereof, the Title Failure Amount shall be equal to the product of (1) the value ascribed to the Wellbore Interest in the applicable Well on the most recent Indenture Reserve Report (without giving effect to the Title Failure), multiplied by (2) a fraction, (A) the numerator of which is the excess of the Net Revenue Interest set forth on Exhibit A for the applicable Wellbore Interest over Seller's actual Net Revenue Interest, and (B) the denominator of which is the Net Revenue Interest set forth on Exhibit A for such Wellbore Interest;

(ii) if the Title Failure is an Encumbrance or other charge which is undisputed and liquidated in amount, then the Title Failure Amount shall be the amount necessary to be paid to remove the Title Failure from the affected Wellbore Interest; and

(iii) if the Title Failure is not of the type described in subpart (i) or (ii) above, the Title Failure Amount shall be determined by taking into account the value ascribed to the Wellbore Interest in the applicable Well on the most recent Indenture Reserve Report (without giving effect to the Title Failure), the portion of the Wellbore Interest that is affected by the Title Failure, the legal effect of the Title Failure, the reasonably anticipated cost to cure the Title Failure, the potential economic effect of the Title Failure over the life of the Wellbore Interest and such other reasonable factors as are necessary to make a proper evaluation.

"Title Failure Notice" has the meaning set forth in Section 5.11(a).

"Title Matters" has the meaning set forth in Section 5.11(h).

"Transfer Taxes" means any and all sales, use, transfer (including real property transfer) and other similar Taxes, if any, imposed or required in connection with the assignment of the Wellbore Interests to Issuer or the filing or recording of all assignments related to the conveyance of the Wellbore Interests to Issuer.

"Unit Rights" has the meaning set forth in the definition of "Wellbore Interests".

"Well" has the meaning set forth in the definition of "Wellbore Interests".

"Well Facilities" has the meaning set forth in the definition of "Wellbore Interests".

"Wellbore Facilities" has the meaning set forth in the definition of "Wellbore Interests".

"Wellbore Interests" means the following, but excluding the Excluded Assets:

(a) with respect to each Hydrocarbon well set forth on Part I of Exhibit A, an undivided eighty-five percent (85%) (the "Conveyed Interest") of all of Seller's right, title, and interest in and to the following:

(i) the wellbore of such Well, as such wellbore has been completed as of the Effective Time or may be extended or otherwise reworked or recompleted at any time thereafter;

(ii) all Hydrocarbons produced from or attributable to the wellbore of such Well from and after the Effective Time, and all proceeds or accounts receivable resulting from the sale of any such Hydrocarbons;

(iii) the Leases, in each case, INSOFAR AND ONLY INSOFAR as the rights thereunder are necessary or used to (A) own, operate, and maintain such Well, (B) participate in and perform subsequent operations at any time applicable to such Well (including maintenance, repair, workovers, reworks, or extensions (including lateral extensions) of the wellbore of such Well), or (C) produce, store, and transport Hydrocarbons from the wellbore of such Well;

(iv) any units or pooled or communitized lands arising on account of the Leases having been unitized or pooled into such units, pools or communitized lands, and all unitization, pooling or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, in each case, INSOFAR AND ONLY INSOFAR as necessary or used to (A) own, operate, and maintain such Well, (B) participate in and perform subsequent operations at any time applicable to such Well (including maintenance, repair, workovers, reworks, or extensions (including lateral extensions) of the wellbore of such Well), or (C) produce, store, and transport Hydrocarbons from the wellbore of such Well;

(v) all tangible personal property, fixtures, and improvements, in each case, INSOFAR AND ONLY INSOFAR as necessary for or used in connection with the ownership or operation of, or for the production or transportation of Hydrocarbons from, such Well or the other Wellbore Interests therein (including (i) all wellheads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, and vessels and (ii) all flowlines, pipelines, meters, separators, heater treaters, vapor recovery units, tanks, and any other associated equipment), in each case, to the extent the foregoing (A) are located up to, or constitute a part of, the wellhead of such Well or (B) are located between the wellhead of such Well and the outlet valve of the individual gas meter applicable to such Well (for gas) or the outlet valves of the oil tank battery and water tank battery of the facilities applicable to such Well (for oil and water);

(b) with respect to each Hydrocarbon well set forth on Part II of Exhibit A (such wells, together with the wells described in clause (a) of this definition, collectively, the "Wells", and each, a "Well"), all of Seller's right, title, and interest in and to the following:

(i) the wellbore of such Well, as such wellbore has been completed as of the Effective Time or may be extended or otherwise reworked or recompleted at any time thereafter;

(ii) all Hydrocarbons produced from or attributable to the wellbore of such Well from and after the Effective Time, and all proceeds or accounts receivable resulting from the sale of any such Hydrocarbons;

(iii) the Leases, in each case, INSOFAR AND ONLY INSOFAR as the rights thereunder are necessary or used to (A) own, operate, and maintain such Well, (B) participate in and perform subsequent operations at any time applicable to such Well (including maintenance, repair, workovers, reworks, or extensions (including lateral extensions) of the wellbore of such Well), or (C) produce, store, and transport Hydrocarbons from the wellbore of such Well (such rights to and under the Leases, together with the Conveyed Interest in the rights described in clause (a)(iii) of this definition, collectively, the "Wellbore Lease Rights");

(iv) any units or pooled or communitized lands arising on account of the Leases having been unitized or pooled into such units, pools or communitized lands, and all unitization, pooling or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, in each case, INSOFAR AND ONLY INSOFAR as necessary or used to (A) own, operate, and maintain such Well, (B) participate in and perform subsequent operations at any time applicable to such Well (including maintenance, repair, workovers, reworks, or extensions (including lateral extensions) of the wellbore of such Well), or (C) produce, store, and transport Hydrocarbons from the wellbore of such Well (such rights to and under the foregoing, together with the Conveyed Interest in the rights described in clause (a)(iv) of this definition, collectively, the "Unit Rights");

(v) all tangible personal property, fixtures, and improvements, in each case, INSOFAR AND ONLY INSOFAR as necessary for or used in connection with the ownership or operation of, or for the production or transportation of Hydrocarbons from, such Well or the other Wellbore Interests therein (including (i) all wellheads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, and vessels and (ii) all flowlines, pipelines, meters, separators, heater treaters, vapor recovery units, tanks, and any other associated equipment), in each case, to the extent the foregoing (A) are located up to, or constitute a part of, the wellhead of such Well or (B) are located between the wellhead of such Well and the outlet valve of the individual gas meter applicable to such Well (for gas) or the outlet valves of the oil tank battery and water tank battery of the facilities applicable to such Well (for oil and water) (the foregoing in this clause (b)(v), together the Conveyed Interest in the assets and interests described in clause (a)(v) of this definition, collectively, the "Wellbore Facilities");

(c) all Contracts, in each case, INSOFAR AND ONLY INSOFAR as, and then only to the extent, pertaining to (a) the ownership of the Wellbore Interests (including existing joint operating agreements to the extent covering or relating to any of the Wells or Wellbore Lease Rights) or (b) the gathering, treating, storing, transporting, processing, or selling of Hydrocarbons from the Wells (and not to the extent pertaining to the ownership of, or the gathering, treating, storing, transporting, processing, or selling of Hydrocarbons from, any Excluded Assets) (collectively, the "Applicable Contracts"); including, to the extent pertaining to the other Wellbore Interests, all Material Contracts and Midstream Contracts listed on Schedule 3.17;

(d) with respect to each Well, (i) (x) in respect of those Gathering Facilities (as defined below) in which Issuer owns the Existing Assignee Interest (as defined in the Conveyance), an undivided six and one-quarter percent (6.25%), and (y) in respect of all other Gathering Facilities, an undivided twenty-five percent (25%), in each case, of all of Seller's legal right, title, and interest (together with and limited to the beneficial ownership, rights, and obligations set forth in the applicable Conveyance) in and to all tangible personal property, fixtures, and improvements, in each case, INSOFAR AND ONLY INSOFAR as necessary for or used in connection with the gathering, treating, storing, transporting, processing, or selling of Hydrocarbons from such Well (including all flowlines, pipelines, meters, and other similar equipment), in each case, to the extent the foregoing are located between the Wellbore Facilities applicable to such Well (for gas) as described in the foregoing clauses (a)(v)(ii) and (b)(v)(ii) and the locations at which custody to the Hydrocarbons and other production from such Well transfers from Seller to the respective counterparties pursuant to the applicable gas Marketing Contracts described on Schedule 3.17 (such locations, the "Custody Transfer Points", and the foregoing in this clause (d), collectively, the "Gathering Facilities" (which defined term, for clarity, includes all of Seller's right, title, and interest in and to the foregoing in this clause (d), including both the undivided percentage interests thereof included within the Wellbore Interests as well as that portion constituting the Retained Gathering Facilities) and, together with the Wellbore Facilities, the "Well Facilities") and (ii) the rights to the use of all of the Gathering Facilities (including both the portion constituting Wellbore Interests and the portion constituting Retained Gathering Facilities) as set forth in Section 1.3 of the Conveyance, including the highest priority call on capacity thereon for transportation of Hydrocarbons;

(e) with respect to each Well, a non-exclusive, perpetual, assignable, cost-free license to use all rights-of-way, easements, access or crossing licenses, and permits, in each case, INSOFAR AND ONLY INSOFAR as necessary for or used in connection with the ownership, operation or maintenance of, or the production, gathering, treating, storing, transporting, processing, or selling of Hydrocarbons from, such Well (collectively, the "Applicable Easements");

(f) copies (but not the originals) of the Issuer Books and Records; and

(g) all rights, claims, and causes of action (including all rights of indemnity, recovery, set-off or refunds against Third Parties) of Seller, including rights, claims, and causes of action against Third Parties under Contracts that are not Applicable Contracts, in each case, INSOFAR AND ONLY INSOFAR as such rights, claims, or causes of action relate to the Assumed Liabilities or to title to the Wellbore Interests (collectively, the "Conveyed Claims").

"Wellbore Lease Rights" has the meaning set forth in the definition of "Wellbore Interests".

"Wells" has the meaning set forth in the definition of "Wellbore Interests".

"Working Interest" means, for any Wellbore Interest, that share of costs and expenses associated with the exploration, maintenance, development, and operation of the applicable Well (and the applicable Wellbore Lease Rights) that the holder of the Wellbore Interest is required to bear and pay, including the plugging and abandonment of and all other operations related to such Well, but without regard to the effect of any Burdens.

1.02 Interpretation. All references in this Agreement or the Ancillary Agreements to Exhibits, Schedules, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement or the Ancillary Agreements unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement or the Ancillary Agreements are for convenience only, do not constitute any part of this Agreement or the Ancillary Agreements, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word "including" (in its various forms) means "including without limitation."  All references to "$" or "dollars" shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP, as in effect on the date of this Agreement. The word "or" is not exclusive and shall have the same meaning as "and/or" unless the context requires otherwise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Annexes and Exhibits referred to herein are attached to and made a part of this Agreement. Unless expressly stated otherwise, references to any Legal Requirement, Contract, or Lease shall mean such Legal Requirement, Contract, or Lease as it may be amended from time to time.

ARTICLE 2
SALE AND TRANSFER OF WELLBORE INTERESTS; CLOSING

2.01 Sale and Purchase.  On the terms and conditions of this Agreement, Seller agrees to sell and convey to Issuer, and Issuer agrees to purchase from Seller, the Wellbore Interests.  For the avoidance of doubt, Issuer shall be entitled to the proceeds of volumes of Hydrocarbons produced from the Wellbore Interests from and after the Effective Time as if the Closing had occurred at the Effective Time, even if the Conveyances are not valid until the Closing Date. Notwithstanding anything else in this Agreement, the Wellbore Interests shall not include, and there is excepted, reserved, and excluded from the Contemplated Transactions, the Excluded Assets.

2.02 Purchase Price; Closing Settlement Statement.  The base cash portion of the purchase price for the Wellbore Interests is $____________ (the "Cash Purchase Price").  To the extent that the value of the Wellbore Interests exceeds such Cash Purchase Price, such difference shall be deemed to be an increase in the value of the equity interest of Seller in Holdings and an increase in the value of the equity interest of Holdings in Issuer.

2.03 Costs and Expenses.  If Closing occurs, Seller shall pay, or cause to be paid, (a) all recording fees and expenses for the recording of the Conveyances in the local real estate records and (b) all reasonable expenses of (i) Issuer's legal counsel in connection with the negotiation, review, structuring, and closing of this Agreement and the Issuer's Closing Documents and (ii) all advisors, consultants and independent Third Parties engaged by or on behalf of Seller or its Affiliates or Issuer in preparing or reviewing this Agreement and the Issuer's Closing Documents.

2.04 Intention of the Parties.  It is the intention of Seller and Issuer that the assignment and transfer contemplated herein and by the Conveyances shall constitute (and shall be construed and treated for all purposes, other than for U.S. federal, state, or local income Tax purposes, as) a true and complete sale of the Wellbore Interests as described in the Conveyances, conveying Defensible Title thereto from Seller to Issuer free and clear of any Encumbrances, other than Permitted Encumbrances (rather than the grant of a security interest to secure a debt or other obligation of Seller), and that the right, title, and interest in and to the Wellbore Interests vested in Issuer at Closing and prior to any and all rights arising thereafter of all other Persons (including lien creditors, secured lenders, purchasers, and any other Person) claiming by or through Seller.  However, Seller hereby grants to Issuer a first priority perfected security interest in all of Seller's right, title and interest in, to and under the Wellbore Interests assigned to Issuer pursuant to the Conveyances in case such Conveyances are deemed to be a pledge to secure a loan (in spite of the express intent of the Parties).  Contemporaneously with Closing, Seller shall execute, acknowledge and deliver to Issuer a Precautionary Wellbore Interest Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, substantially in the form attached hereto as Exhibit G (a "Precautionary Mortgage") describing the Wellbore Interests as collateral, and such Precautionary Mortgage shall be recorded in the local land records where the Wells are located. Promptly following the written request of Seller at any time after the Closing and the delivery of the Precautionary Mortgage and Conveyances, Issuer shall (at the cost and expense of Seller) deliver such releases and similar instruments as are reasonably requested by Seller for purposes of evidencing that the Precautionary Mortgage is not, or is no longer, an Encumbrance on or affecting any Excluded Asset or, as applicable, any Repurchased Interest.

2.05 Closing.  The Closing shall take place simultaneously with the execution of this Agreement and be deemed effective as of the Effective Time.

2.06 Closing Obligations.  At the Closing:

(a) Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Issuer:

(i) duly executed counterparts of the Conveyances;

(ii) a recordable release in a form acceptable to Issuer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its Affiliates affecting the Wellbore Interests (including corresponding authorizations to file UCC-3 termination statement releases in all applicable jurisdictions);

(iii) a certificate of non-foreign entity status whereby Seller (or its regarded parent if Seller is a disregarded entity for U.S. federal income tax purposes) certifies that it is not a "foreign person" within the meaning of Section 1445 of the Code;

(iv) counterparts of the Precautionary Mortgages and UCC-1 filings in connection therewith, duly executed by Seller, in sufficient counterparts to facilitate filing in the official public records with the applicable Governmental Bodies in each county where any of the Wellbore Interests are located;

(v) a counterpart of the Management Services Agreement duly executed by Seller;

(vi) a counterpart of the Joint Operating Agreement duly executed by each Operator; and

(vii) such documents as Issuer or counsel for Issuer may reasonably request and which are reasonably required to consummate the Contemplated Transaction in accordance with the terms of this Agreement.

(b) Issuer shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Seller:

(i) an amount in cash equal to the Cash Purchase Price;

(ii) duly executed counterparts of the Conveyances;

(iii) counterparts of the Precautionary Mortgages, duly executed by Issuer, in sufficient counterparts to facilitate filing in the official public records with the applicable Governmental Bodies in each county where any of the Wellbore Interests are located;

(iv) a duly executed counterpart of the Management Services Agreement;

(v) a duly executed counterpart of the Joint Operating Agreement; and

(vi) such documents as Seller or counsel for Seller may reasonably request and which are reasonably required to consummate the Contemplated Transaction in accordance with the terms of this Agreement.

2.07 Allocations and Adjustments.

(a) From and after Closing, Issuer shall be entitled to all revenues, proceeds, income and production from or attributable to the Wellbore Interests from and after the Effective Time (other than any Excluded Assets), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Wellbore Interests and incurred from and after the Effective Time (excluding Property Costs allocable to the Wellbore Interests that are attributable to the period from the Effective Time until the Closing Date and incurred other than in the ordinary course or as a result of any failure by Seller or its Affiliates to comply with the standards set forth in applicable operating agreements).  Seller shall be entitled to all revenues, proceeds, income, accounts receivable, and production from or attributable to the Wellbore Interests prior to the Effective Time (and any other Excluded Assets).  Seller shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Wellbore Interests and incurred prior to the Effective Time or otherwise constituting Retained Liabilities.  "Earned" and "incurred," as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards; provided that the allocation of any Asset Taxes between the pre- and post-Effective Time periods shall be determined in accordance with Section 2.07(b).  Notwithstanding anything herein to the contrary, for purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.07 (if any), (i) liquid Hydrocarbons produced into storage facilities will be deemed to be "from or attributable to" any Wells to the extent they are above load lines in tanks, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be "from or attributable to" any Wells when they pass through the delivery point sales meters on the pipelines through which they are transported.

(b) From and after Closing, Issuer shall be responsible for all Asset Taxes attributable to the Wellbore Interests for (a) all Tax periods that begin on or after the day of the Effective Time, and (b) that portion of any Straddle Period beginning on and including the day of the Effective Time. From and after Closing, Seller shall be responsible for all Asset Taxes attributable to the Wellbore Interests for (x) all Tax periods ending prior to the day of the Effective Time, and (y) that portion of any Straddle Period ending on and including the day immediately preceding the day of the Effective Time. In the case of any Straddle Period, any Asset Taxes that are (i) attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) ad valorem, property or other Taxes imposed on a periodic basis shall be prorated on a daily basis (with an equal amount thereof allocated to each day in the applicable Straddle Period), with Issuer liable for the portion allocated to the period beginning on and including the day of the Effective Time and Seller liable for the portion allocated to the period ending on and including the day immediately preceding the day of the Effective Time. Issuer shall be entitled to all deductions, credits, and refunds pertaining to Asset Taxes allocated to Issuer under this Section 2.07(b), and Seller shall be entitled to deductions, credits, and refunds pertaining to Asset Taxes allocated to Seller under this Section 2.07(b). If the amount of such Asset Taxes for part, or all, of the Wellbore Interests is not available on the Closing Date, proration of Asset Taxes shall be estimated and made on the basis of Asset Taxes assessed in the previous year, with a subsequent adjustment of such proration to be made between the Parties when actual Asset Tax figures are available.  Notwithstanding the foregoing, Issuer shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes that are required to be filed on or after the Closing Date, and (subject to its right to reimbursement pursuant to this Section 2.07) for the payment to the applicable Governmental Body of all Asset Taxes due with respect thereto.

(c) From and after the Closing, (i) if a Party receives revenues that belong to the other Party under this Agreement, the Party receiving the revenues agrees to hold such revenues in trust for the benefit of the other Party and remit those revenues to such other Party within 30 days following such first Party's receipt thereof, (ii) if a Party incurs or receives an invoice for an expense or obligation which is owed by the other Party, then such Party shall promptly notify the Party obligated to pay the same, and (iii) if a statement of an obligation is received by a Party, which is partially an obligation of both Seller and Issuer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.  After Closing, in the event a Party pays monies for Property Costs which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such amounts.  To the extent any operator or other Third Party recoups any amounts that are the responsibility of Seller (either as a Retained Liability or pursuant to Section 2.07(a)) by offsetting such amounts against post-Effective Time production revenues paid to Issuer, then Issuer may provide written notice and evidence of such offsetting to Seller and, within 30 days after the end of the month in which such notice is received, Seller shall pay Issuer such amounts and thereafter Seller shall promptly pay the applicable operator or Third Party any remaining amounts owed by Seller to avoid any further netting or offsetting of Issuer's revenues. To the extent any operator or other Third Party recoups any amounts that are the responsibility of Issuer by offsetting such amounts against production revenues payable to Seller or its Affiliates in respect of production attributable to any Excluded Assets, then Seller may provide written notice and evidence of such offsetting to Issuer and, within 30 days after the end of the month in which such notice is received, Issuer shall pay Seller such amounts.

(d) To the extent required by Section 1060 of the Code and any Treasury Regulations promulgated thereunder, Seller and Issuer shall cooperate to prepare a schedule allocating the purchase price (as determined for U.S. federal income tax purposes) for the Wellbore Interests among the Wellbore Interests in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (the "Allocation Schedule").  To the extent permitted under Code Section 1060 and any Treasury Regulations promulgated thereunder, the Allocation Schedule shall be prepared in a manner consistent with the Cash Purchase Price allocation as set forth in Exhibit A.  To the extent required by Section 1060 of the Code and any Treasury Regulations promulgated thereunder, Seller and Issuer shall cooperate in the preparation of Internal Revenue Service Form 8594, pursuant to Treasury Regulation Section 1.1060-1, to report the allocation of the Cash Purchase Price among the Wellbore Interests in the manner set forth on the Allocation Schedule.  Except as required by applicable Legal Requirements, none of the Parties (or their applicable Affiliates) shall take any position on its Tax Returns that is inconsistent with the allocation of the Cash Purchase Price as so agreed or as adjusted.

2.08 Assumption.  Issuer shall assume, pay, and discharge, insofar as allocable to the Wellbore Interests and only to the extent not constituting Retained Liabilities, subject to Seller's indemnity obligations under Section 5.02 and obligations with respect to title matters pursuant to Section 5.11 (subject to the limitations and restrictions in ARTICLE 5), any and all of the following Liabilities, Damages and obligations (collectively, the "Assumed Liabilities"):

(a) to the extent allocable to the Wellbore Interests, all Liabilities, Damages, and obligations incurred during or otherwise attributable to the period from and after the Closing Date and that are related or attributable to the operation or ownership of the Wells, Wellbore Lease Rights, Unit Rights, Well Facilities (excluding, with respect to the Gathering Facilities, that portion of the foregoing to the extent allocable to the Retained Gathering Facilities), and Applicable Contracts, including: (i) any Environmental Liability or Environmental Defect attributable to the operation or ownership of any Well or Well Facility (excluding, with respect to the Gathering Facilities, that portion of the foregoing to the extent allocable to the Retained Gathering Facilities) during the period from and after the Closing Date; (ii) Liabilities for personal injuries or death, property damage, torts, breach of contract or violation of any Legal Requirement or Governmental Authorization attributable to the operation or ownership of any Well or Well Facility (excluding, with respect to the Gathering Facilities, that portion of the foregoing to the extent allocable to the Retained Gathering Facilities) during the period from and after the Closing Date; (iii) any Liabilities for disposal of any Hazardous Substances offsite of the Leases or any lands pooled therewith that occurred or was conducted from and after the Closing Date and associated with the operation or ownership of any Well or Well Facility (excluding, with respect to the Gathering Facilities, that portion of the foregoing to the extent allocable to the Retained Gathering Facilities); (iv) costs and expenses allocable to the Working Interests to the extent incurred during or attributable to the period from and after the Closing Date; and (v) Liabilities for Burdens allocable to the Working Interests to the extent attributable to production from the Wells during the period from and after the Closing Date;

(b) (i) Property Costs to the extent attributable to the period from the Effective Time until the Closing Date and incurred in the ordinary course and not as a result of any failure by Seller or its Affiliates to comply with the standards set forth in applicable operating agreements; and (ii) Liabilities for Burdens allocable to the Wellbore Interests to the extent attributable to production from the Wells during the period from the Effective Time until the Closing Date;

(c) the Plugging and Abandonment Obligations;

(d) all Asset Taxes allocated to Issuer pursuant to Section 2.07(b); and

(e) all Liabilities, Damages, and obligations under the Assumed Hedge Contracts.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Issuer as of the Effective Time and the Closing as follows:

3.01 Organization and Good Standing.  Seller is duly organized, validly existing, and in good standing under the Legal Requirements of the State of Delaware and every state in which it is required to be qualified to do business, and Seller has full power and authority under its Organizational Documents to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

3.02 Authority.  The execution, delivery, and performance of this Agreement, the Closing Documents and the Contemplated Transactions have been duly and validly authorized and approved in accordance with the Organizational Documents of Seller and applicable Legal Requirements.  This Agreement has been duly executed and delivered by Seller and all instruments executed and delivered by Seller at or in connection with the Closing have been duly executed and delivered by Seller.  This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar Legal Requirements affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  Upon the execution and delivery by Seller of the Conveyances at the Closing, and without representing or warranting as to Seller's title to the Wellbore Interests, such Conveyances shall constitute legal, valid, and binding transfers and conveyances of ownership of all legal and beneficial interest of Seller in the Wellbore Interests to Issuer.  Upon the execution and delivery by Seller or any Affiliate of Seller of any of Seller's Closing Documents, Seller's Closing Documents shall constitute the legal, valid, and binding obligations of Seller or the applicable Affiliate, enforceable against Seller or the applicable Affiliate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Legal Requirements affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.03 No Conflict.  Assuming the receipt of all Consents, neither the execution and delivery of this Agreement or any of Seller's Closing Documents by Seller, nor the consummation or performance of any of the Contemplated Transactions by Seller, will (with or without notice or lapse of time or both):

(a) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors, board of managers or members of Seller;

(b) materially contravene or conflict with, or result in a material violation of, or give any Governmental Body or other Person the right to notification of or to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any applicable Legal Requirement or Order;

(c) materially contravene or conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Wellbore Interests;

(d) result in the imposition or creation of any material Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any Lease, Material Contract, Applicable Easement, note, bond, mortgage, indenture, license, or other material agreement with respect to any of the Wellbore Interests; or

(e) materially contravene or conflict with, or result in a material violation of any obligation of Seller which would render Issuer liable for such contravention, conflict or violation, either individually or on a joint and several basis with Seller.

3.04 Taxes. Except as set forth in Schedule 3.04:

(a) All Tax Returns with respect to Asset Taxes required to be filed by Seller have been timely filed. All such Tax Returns are correct and complete in all material respects.

(b) All Asset Taxes that have become due and payable by Seller have been properly and timely paid in accordance with applicable Legal Requirements.

(c) There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes of Seller.

(d) There are no material administrative or judicial Proceedings pending or, to Seller's Knowledge, Threatened against Seller relating to or in connection with any Asset Taxes relating to the Wellbore Interests.

(e) There are no Tax sharing, Tax allocation, Tax indemnity, or similar agreements or arrangements under which any member of the Issuer Indemnity Group could have any liability after the Effective Time.

(f) None of the Wellbore Interests are subject to any agreement or arrangement that constitutes a partnership for U.S. federal income tax purposes.

(g) No member of the Issuer Indemnity Group will be required to include any item of income, or exclude any deduction, in the computation of taxable income for any taxable period or portion thereof ending after the Effective Time as a result of (i) any installment sale, deferred intercompany transaction, or open transaction disposition made on or prior to the Effective Time, (ii) any prepaid amount received prior to the Effective Time, or (iii) any change of method of Tax accounting, closing agreement, or intercompany transaction made or entered into prior to the Closing Date.

(h) Issuer is, and since its date of formation has been, disregarded as an entity separate from its owner for U.S. federal income Tax purposes.

(i) There are no material liens or Encumbrances on any of the Wellbore Interests that arose as a result of Seller's failure (or alleged failure) to pay any Tax.

(j) The Contemplated Transactions will not be taxable transactions for income Tax purposes for Issuer.

3.05 Legal Proceedings; Orders.  Except as set forth in Schedule 3.05, there is no pending Proceeding against Seller or any of its Affiliates (a) that relates to or may affect the ownership or operation of any of the Wellbore Interests; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Seller's Knowledge, no Proceeding of the type referenced above has been Threatened. To Seller's Knowledge, there is no Order that specifically relates to, and that adversely affects, the current use or ownership of the Wellbore Interests to which Seller, any of its Affiliates, or any of the Wellbore Interests, is subject. There is no Order or Proceeding restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions or, to Seller's Knowledge and except as set forth on Schedule 3.15, which, if determined adversely to Seller or any of its Affiliates, could result in a material diminution of the benefits to Issuer contemplated by this Agreement or the Contemplated Transactions exceeding $100,000 (net to the Wellbore Interests).

3.06 Brokers.  Neither Seller nor any of its Affiliates has incurred any obligation or Liability, contingent or otherwise, for broker's or finder's fees with respect to the Contemplated Transactions other than obligations that are the sole responsibility of Seller or its applicable Affiliate.

3.07 Compliance with Legal Requirements and Governmental Authorizations.  Except as set forth in Schedule 3.07 and except for Environmental Matters:

(a) The Wellbore Interests have been owned and, as applicable, operated by Seller and its Affiliates in all material respects in accordance with all applicable Legal Requirements of all Governmental Bodies having or asserting jurisdiction relating to the ownership and operation thereof, other than any violations that have been resolved to the satisfaction of all applicable Governmental Bodies.

(b) All Governmental Authorizations required for Seller's or any of its Affiliates' ownership and, as applicable, operation of the Wellbore Interests have been obtained, no material violations exist or have been recorded in respect of such Governmental Authorizations that remain uncured or outstanding, and Seller and its Affiliates are in compliance in all material respects with such Governmental Authorizations.

(c) Neither Seller nor any of its Affiliates has Knowledge of or has received any written notice of any material violation of any applicable Legal Requirement or Governmental Authorization in connection with the ownership or operation of the Wellbore Interests that has not been corrected or settled, and there are no Proceedings pending or, to Seller's Knowledge, Threatened against Seller or any of its Affiliates that might result in any material modification, revocation, termination or suspension of any Governmental Authorization or would require any material corrective or remedial action for which Seller or any of its Affiliates may have any obligation.

3.08 Take-or-Pay Arrangements.  Neither Seller nor any of its Affiliates has received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Issuer will be obligated after the Effective Time to make deliveries of production from its interest in the Wells without receiving full payment therefor (excluding Imbalances and Burdens).

3.09 Preferential Rights and Consents.  Except for any Preferential Purchase Rights that have been waived or have expired in accordance with the terms thereof, there are no Preferential Purchase Rights applicable to the Wellbore Interests that will be triggered by the execution of this Agreement or consummation of the Contemplated Transactions.  Except as set forth on Schedule 3.09, for Consents that have been obtained, and for the maintenance of uniform interest provisions in the joint operating agreements listed in Schedule 3.17, there are no Consents applicable to the Wellbore Interests that will be triggered by the execution of this Agreement or consummation of the Contemplated Transactions.

3.10 Plugging and Abandonment.  Neither Seller nor any of its Affiliates has received any written notices, claims, or demands from any Governmental Bodies or other Third Parties to plug and abandon any Wells, and, to Seller's Knowledge, no such notice, claim, or demand is Threatened.

3.11 Timely Payment.  Seller and each of its Affiliates has paid when due, in all material respects, its share of all costs and expenses billed to, and payable by, such Person relating to the ownership, use, or operation of the Wellbore Interests (including all material bills for labor, materials and supplies used or furnished for use in connection with the Wellbore Interests).

3.12 Imbalances. Except as set forth in Schedule 3.12, there are no Imbalances attributable to the Wellbore Interests operated by Seller or its Affiliates, and to Seller's Knowledge, the other Wellbore Interests, in each case, as of the date set forth in Schedule 3.12.

3.13 Reserve Report.

(a) The data relating to the lease ownership, production history, operating history and Leases and Contracts that Seller or any of its Affiliates provided to the Initial Reserve Engineers to prepare the Reserve Report are, to Seller's Knowledge, true and correct in all material respects. In providing such information, neither Seller nor its Affiliates knowingly and intentionally omitted any information necessary to make such data not misleading in the context in which they were provided.

(b) Each Well operated by Seller or its Affiliate and, to Seller's Knowledge, each other Well is, and continues to be, producing (except for any temporary interruptions due to ordinary maintenance or repair) from its respective Completed Depths.

3.14 Environmental Matters.  Except as set forth in Schedule 3.14:

(a) With respect to the Wellbore Interests, neither Seller nor any of its Affiliates has entered into any agreements with, or is or was a party under, any consents, Orders, decrees or judgments of, any Governmental Body (in each case) issued or arising under Environmental Laws that impose obligations on or limit the ownership, operation, or use of any of the Wellbore Interests.

(b) Neither Seller nor any of its Affiliates has received written notice from any Person of any, and to Seller's Knowledge there has been no, release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Wellbore Interests which would reasonably be expected to: (i) materially interfere with or prevent compliance by Seller or any of its Affiliates with any Environmental Law or the terms of any Governmental Authorization issued pursuant thereto; or (ii) give rise to or result in any Environmental Liabilities or material Damages exceeding $100,000 (net to the Wellbore Interests).

(c) Excluding joint operating agreements and contracts pursuant to which any of the Wellbore Interests were acquired, neither Seller nor any of its Affiliates has entered into any Contract or agreement to assume or undertake any Liability or responsibility of any Third Party for (i) remediation of any actual or alleged presence or release of Hazardous Substances or (ii) any other Damages under Environmental Laws, in each case, which relate to the Wellbore Interests and for which Issuer will have any liability.

(d) To Seller's Knowledge, (i) there are no Environmental Defects affecting the Wellbore Interests that, individually, or in the aggregate with respect to Environmental Defects that arise out of or relate to the same or substantially similar incident or condition (as such incident or condition may affect multiple assets), would be reasonably likely to result in Damages exceeding $100,000 (net to the Wellbore Interests) and (ii) the Wellbore Interests, and Seller and its Affiliates with respect to the ownership and operation thereof, are in compliance with all Environmental Laws except for matters that, individually or in the aggregate, would not reasonably be likely to result in Liabilities or Damages exceeding $200,000 (net to the Wellbore Interests).

3.15 Wells.  Except as set forth in Schedule 3.15:

(a) All Wells drilled by Seller or its Affiliates and, to Seller's Knowledge, all other Wells have been drilled and completed within the limits permitted by each applicable Lease, Contract, pooling or unit agreement and by applicable Legal Requirements.

(b) All drilling and completion of Wells drilled and completed by Seller and its Affiliates as operator (and all related development and operations) and, to Seller's Knowledge, all other drilling and completion of the Wells (and all related development and operations) have been conducted in material compliance with all applicable Legal Requirements (other than Environmental Laws) and in accordance with prudent industry standards, other than any violations that have been resolved to the satisfaction of all applicable Governmental Bodies.

(c) No Well operated by Seller or its Affiliates and, to Seller's Knowledge, no other Well is subject to penalties on allowables after the Effective Time or the Closing Date because of any overproduction or any other violation of applicable Legal Requirements.

(d) No Well operated by Seller or its Affiliates and, to Seller's Knowledge, no other well: (i) is shut in, temporarily abandoned, suspended or otherwise inactive such that the applicable operator is obligated by applicable Legal Requirements, Lease or Contract to plug or abandon or (ii) is otherwise currently subject to an order from a Governmental Body requiring that such Well be plugged and abandoned or currently obligated by any applicable Legal Requirement, Lease or Contract to be plugged and abandoned.

3.16 Compliance with Leases and Applicable Easements.  Except as set forth in Schedule 3.16, Seller and each of its Affiliates is in material compliance with respect to its ownership and, as applicable, operation of each of the Leases and Applicable Easements, including all express and implied covenants thereunder.  No written demands or notices of default or non-compliance or dispute (including those received electronically) with respect to any of the Leases or Applicable Easements have been issued by or received by Seller or any of its Affiliates that remain uncured or outstanding.  To Seller's Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default of any of the Leases or Applicable Easements by any party thereto.

3.17 Material Contracts.  Schedule 3.17 sets forth each of the following Applicable Contracts to which Seller or its Affiliate is a party (or a successor to a party) (collectively, the "Material Contracts"):

(a) any such Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar Contract;

(b) any such Contract that constitutes a partnership agreement, joint venture agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, exploration agreement, participation agreement or similar Contract where the primary obligation has not been completed prior to the Effective Time, insofar as the same is applicable to any Wellbore Interest (in each case, excluding any tax partnership);

(c) any such Contract containing a guarantee by Seller or any of its Affiliates, insofar as the same is applicable to any Wellbore Interest;

(d) any Affiliate Contract, other than any Closing Document or Ancillary Agreement;

(e) any Contract that constitutes an area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller or any of its Affiliates (or after Closing, Issuer) conducts business that will be binding on Issuer after Closing;

(f) any Contract that can reasonably be expected to result in aggregate payments or other Liabilities owed or borne by, or aggregate revenues to, Issuer of more than $100,000 (net to the Wellbore Interests) during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues); and

(g) each Contract that is (A) for the gathering, treatment, storage, transportation or processing of Hydrocarbons produced from the Wellbore Interests or (B) for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Wellbore Interests, in each case at or downstream of the applicable Custody Transfer Points (whether or not set forth on Schedule 3.17, the foregoing in this clause (g), collectively, the "Midstream Contracts").

3.18 Compliance with Material Contracts; Necessary Contracts.  Each of the Material Contracts is valid, binding and (subject to effects of bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements, as well as to principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law)) enforceable against and by Seller or its applicable Affiliate and, to Seller's Knowledge, each other party thereto and will be, as of the consummation of the Contemplated Transactions, valid, binding and (subject to effects of bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements, as well as to principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law)) enforceable against and by Issuer (to the extent included in the Wellbore Interests) and each other party thereto.  Neither Seller nor any of its Affiliates has, and, to Seller's Knowledge, no other party thereto has, violated or breached in any material respect any Material Contract and, to Seller's Knowledge, there are no existing facts or circumstances which upon notice or the passage of time or both would constitute a violation or breach thereof.  There are no Contracts other than the Applicable Contracts that are necessary for Issuer to own (as owned by Seller as of immediately prior to Closing), and gather, treat, store, transport, process, sell, purchase, exchange or otherwise dispose of Hydrocarbons from (as Hydrocarbons therefrom are being gathered, treated, stored, transported, processed, sold, purchased, exchanged or otherwise disposed of as of immediately prior to Closing), and participate in operations (including maintenance, repair, workovers and reworks) with respect to the Completed Depths in, any Wellbore Interests. Except as set forth on Schedule 3.17, there is no Contract included in the Wellbore Interests that is an indenture, mortgage (other than customary liens under applicable joint operating agreements), loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar contract.  Neither Seller nor any of its Affiliates has received any unresolved written notice of any actual or potential breach, termination, cancellation or material default with respect to any Material Contract. None of the Material Contracts are oral contracts or agreements. Prior to the Closing Date, Seller has made available to counsel to the Majority Noteholders complete and accurate copies of each Material Contract (and all amendments and supplements thereto).

3.19 Non-Consent Operations.  No operations are being conducted or have been conducted with respect to the Wellbore Interests as to which Seller elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which Seller has not yet recovered its full participation or that would cause Seller not to have Defensible Title in any Well.

3.20 Suspense Funds.  All proceeds from the sale of Hydrocarbons produced from the Wellbore Interests operated by Seller or its Affiliates and, to Seller's Knowledge, the other Wellbore Interests are being received by Seller in a timely manner and are not being held in suspense.

3.21 Hedges.  Except for the Assumed Hedge Contracts, there are no Hedge Contracts with respect to the sale of Hydrocarbons from the Wellbore Interests (a) that are currently binding on the Wellbore Interests and that will be binding on the Wellbore Interests after the Closing or (b) that will be binding on the Wellbore Interests after the Closing and that are not Basic Documents.

3.22 Bankruptcy.  There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or to Seller's Knowledge Threatened against Seller or any Affiliate of Seller. Seller  is not now insolvent, and it will not be rendered insolvent by any of the Contemplated Transactions.  As used herein, "insolvent" means that the sum of Seller's debts and other probable liabilities exceeds the present fair saleable value of Seller's assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or other similar arrangement). Immediately after giving effect to the consummation of the Contemplated Transactions, (a)  Seller will not have unreasonably small capital with which to conduct its present or proposed business, or will have incurred or intended to incur, or believes that it will incur, debt beyond its ability to pay such debt as such debt matures, and (b)  Seller will have assets (calculated at fair market value) that exceed or will exceed its liabilities.

3.23 Current Commitments.  Except as set forth on Schedule 3.23, (a) Seller and its Affiliates have not received any authorizations for expenditures relating to ownership of the Wellbore Interests that could require any expenditure to be paid or borne by Issuer at or after Closing and (b) Seller is not subject to any other binding capital commitments relating to ownership of the Wellbore Interests that will require, individually, an expenditure to be paid or borne by Issuer at or after Closing in an amount in excess of $100,000 (net to the Wellbore Interests).  Issuer acknowledges that the amounts, if any, shown on Schedule 3.23 with respect to such operations or projects are estimates only and Seller makes no representation or warranty concerning the actual costs of the operations or activities to which such estimated expenditures relate.

3.24 Sufficiency of Assets.  No Affiliate of Seller owns any interest in any Well Facilities or Applicable Contracts. Subject to the limitations set forth in the Joint Operating Agreement, the Wellbore Interests and the rights of Issuer as of the Closing Date under the Basic Documents are sufficient to permit the Issuer to effect the gathering, processing, transportation, and sale of Hydrocarbons produced from or attributable to the Wells as such sales occurred by Seller or its Affiliates immediately prior to the Closing Date.

3.25 Burdens.  Except as set forth in Schedule 3.25, and except for amounts owed to Third Parties that are held in suspense and amounts disputed in good faith, Seller and its Affiliates have properly and timely paid, or caused to be paid, in all material respects, all Burdens due upon the Seller's and its Affiliates' interest in production from the Wells prior to the Effective Time in accordance with the applicable Leases and Legal Requirements.

3.26 Security Agreements.  Excluding the Assumed Hedge Contracts and the Basic Documents, Seller is not a party to any mortgage, pledge, security agreement or any other security interest to which Issuer is or would as of Closing become bound.

ARTICLE 4
POST-CLOSING COVENANTS AND OBLIGATIONS

4.01 Books and Records.  (a) From and after the Closing until the Discharge Date, Seller shall afford Issuer and its Affiliates and representatives reasonable access, during normal business hours and upon reasonable advance notice, to the Issuer Books and Records and shall permit Issuer and its Affiliates and representatives to examine and copy such Issuer Books and Records to the extent reasonably requested by such party and (b) from and after termination of the Management Services Agreement until the Discharge Date, Seller shall, and shall cause Seller's Representatives to, furnish all information reasonably requested by Issuer and its Affiliates and representatives in connection with financial reporting, Third Party litigation, or any other business purpose, provided that the foregoing in this clause (b) shall not require Seller or any of its Representatives to incur any material expense or to create or furnish any information, reports, or data not already in the possession of Seller or its Affiliates at the time of such request or that differ materially from the information required to be provided to Issuer under the Management Services Agreement. Until the Discharge Date, except to the extent pursuant to and consistent with its ordinary course document and electronic retention policies, Seller shall not destroy, alter or otherwise dispose of any such Issuer Books and Records that are material to the ownership and operation of the Wellbore Interests.

ARTICLE 5
INDEMNIFICATION; REMEDIES

5.01 Survival.  Notwithstanding any Legal Requirement regarding any statute of limitations to the contrary, all representations and warranties contained in this Agreement shall survive the Closing until the Discharge Date.

5.02 Indemnification and Payment of Damages by Seller .  Except as otherwise limited in this ARTICLE 5, from and after the Closing, Seller shall defend, indemnify, and hold harmless Issuer and its Representatives, equityholders, controlling Persons, members, partners, and Affiliates (collectively, "Issuer Indemnity Group") for, and shall pay to the Issuer Indemnity Group the amount of any Damages arising from, the following (collectively, the "Seller Covered Liabilities"):

(a) any breach of any representation or warranty made by Seller in this Agreement;

(b) any breach by Seller of any covenant or obligation of Seller in this Agreement;

(c) the Retained Liabilities; or

(d) subject to Section 5.11(h), the breach of any maintenance of uniform interest provision under a joint operating agreement caused by or resulting from the Contemplated Transactions.

5.03 Indemnification and Payment of Damages by Issuer.  Except as otherwise limited in this ARTICLE 5 and except to the extent Issuer is entitled to indemnity under Section 5.02, from and after the Closing, Issuer shall defend, indemnify, and hold harmless Seller, its Affiliates, and its and their Representatives, equityholders, controlling Persons, members, and partners (collectively, "Seller Indemnity Group") for, and shall pay to Seller Indemnity Group the amount of any Damages arising from, the following (collectively, the "Issuer Covered Liabilities"):

(a) any breach by the Issuer Indemnity Group of any covenant or obligation of Issuer in this Agreement; or

(b) the Assumed Liabilities.

5.04 Materiality and Knowledge; Limitations.  Solely for purposes of Section 5.02, any claims of or Liabilities associated with or any indemnification with respect to any breach of any representation or warranty of Seller in this Agreement shall be determined without regard to any materiality, material adverse effect, Knowledge, knowledge, or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, the foregoing shall not have any application for any other purposes (including for any other purposes under this Agreement, for any purposes under any Basic Document or Ancillary Agreement, or for purposes of any other rights or remedies of any member of the Issuer Indemnity Group at law or in equity, including in the case of fraud), and for all such other purposes all such materiality, material adverse effect, Knowledge, knowledge, and other similar qualifications contained in or otherwise applicable to any such representation or warranty shall apply and be given their full effect.  Seller acknowledges that it and Issuer are under common control and management, that the management of Issuer therefore has knowledge of the matters with respect to which Seller has knowledge. Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Issuer, and regardless of the results of any such investigation, Issuer has entered into the transactions contemplated by this Agreement in express reliance upon the representations, warranties and covenants of Seller made in this Agreement and the Ancillary Agreements. To the fullest extent permitted by applicable law, the rights of Issuer to indemnification or any other remedy under this Agreement or the Ancillary Agreements shall not be impacted or limited by any knowledge that Issuer may have acquired, or could have acquired, whether before or after the Effective Time, or by any investigation or diligence by Issuer.

5.05 Exclusive Remedy.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (OTHER THAN IN THE CASE OF FRAUD), THE PARTIES AGREE THAT, FROM AND AFTER CLOSING, SECTION 2.07 AND THIS ARTICLE 5, AS APPLICABLE, CONTAIN THE PARTIES' EXCLUSIVE REMEDIES AGAINST EACH OTHER WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS AGREEMENT. The Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete, or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that (other than in the case of fraud) no other rights, remedies, or causes of action (whether at law or in equity or whether in contract or in tort or otherwise) are permitted to any Party hereto as a result of the failure, breach, inaccuracy, incompleteness, or untruth of any such representation and warranty. Seller and Issuer acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As such, following Closing, Issuer and Seller each waive any right to rescind this Agreement or any of the Contemplated Transactions.

5.06 Compliance with Express Negligence Rule. The Parties agree that the obligations of the indemnifying Party to indemnify the Indemnified Party shall be without regard to the negligence or strict liability of the Indemnified Party, whether the negligence or strict liability is active, passive, joint, concurrent, comparative, contributory, or sole, except to the extent such Damages were occasioned by the gross negligence or willful misconduct of the Indemnified Party or any Representative thereof.  The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under applicable Legal Requirements.

5.07 Limitations of Liability.  Neither Seller nor Issuer shall be entitled to recover from the other Party any consequential (which, for clarity, shall not be construed to include actual direct damages), indirect, special, punitive, exemplary, remote or speculative damages arising under or in connection with the Contemplated Transactions.  Each Party waives any right to recover any consequential (which, for clarity, shall not be construed to include actual direct damages), indirect, special, punitive, exemplary, remote or speculative damages arising in connection with or with respect to the Contemplated Transactions, in each case, except to the extent constituting actual direct Damages. The limitations in this Section 5.07 shall not be applicable to the rights and remedies expressly provided under Section 5.11 or to the extent that a Third Party has made claims against an Indemnified Party for any consequential, indirect, special, punitive, exemplary, remote or speculative damages arising under or in connection with the Contemplated Transactions. In addition:

(a) The amount of any Damages for which any of the Issuer Indemnity Group or Seller Indemnity Group is entitled to indemnification under this Agreement or in connection with or with respect to the Contemplated Transactions shall be reduced by any corresponding insurance proceeds actually received by any such Indemnified Party under any insurance arrangements.

(b) None of the Issuer Indemnity Group or Seller Indemnity Group will be entitled to indemnification under this ARTICLE 5 for, from, or against, and Damages shall not include, any Claim or Liability based on or arising from any change in, or in the judicial interpretation of, any applicable Legal Requirement(s) taking effect after the Closing Date.

(c) None of the Seller Indemnity Group other than Seller shall have any liability to any of the Issuer Indemnity Group hereunder in connection with the Contemplated Transactions, and none of the Issuer Indemnity Group other than Issuer shall have any liability to any of the Seller Indemnity Group hereunder in connection with the Contemplated Transactions.

(d) The Parties shall treat, for Tax purposes, any amounts paid under this ARTICLE 5 as an adjustment to the Cash Purchase Price, unless otherwise required by a change in law after the date hereof, a closing agreement with an applicable Tax authority or a final judgment of a court of competent jurisdiction.

5.08 No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, or agreement in this Agreement. In addition, no Indemnified Party will be entitled to indemnification under this ARTICLE 5 for, from, or against, and Damages shall not include, any Claim or Liability with respect to any item to the extent an adjustment therefor has already been made to the Cash Purchase Price, or other recovery has already been obtained, under the terms of this Agreement.

5.09 Third Party Claims.  If a claim by a Third Party (a "Third Party Claim") is made against a member of the Issuer Indemnity Group or Seller Indemnity Group (as applicable, the "Indemnified Party") and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE 5, such Indemnified Party shall promptly notify the Party which the Indemnified Party asserts is obligated to indemnify the Indemnified Party pursuant to this ARTICLE 5 (the "Indemnifying Party") of such claim in writing setting out in reasonable detail a description of the facts underlying such Third Party Claim and enclosing a copy of all papers (if any) served with respect to the Third Party Claim.  The Indemnifying Party shall have 30 days after receipt of such notice to notify the Indemnified Party that it will, and to commence to, undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party to participate in (but not control) such settlement or defense through counsel chosen by such Indemnified Party at the expense of such Indemnified Party; provided, further that, to the extent that the Indemnified Party reasonably appears to have defenses available to it that are different from or additional to those available to the Indemnifying Party, the assertion of such different or additional defenses by such counsel shall be at the expense of the Indemnifying Party.  So long as the Indemnifying Party, at its own cost and expense, (a) has within such 30 days notified the Indemnified Party that it will, and has commenced to, undertake the defense of, and has agreed to assume full responsibility for (subject to the terms and limitations contained in this ARTICLE 5), all Covered Liabilities allocated to it under this Agreement with respect to such Third Party Claim, (b) is reasonably contesting such Third Party Claim in good faith by appropriate Proceedings timely initiated and diligently conducted or is reasonably attempting to settle such Third Party Claim, and (c) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary, if applicable, to prevent foreclosure of a lien against or attachment of the property of the Indemnified Party for payment of such Third Party Claim, the Indemnified Party shall not pay or settle any such claim and the Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof (unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any material right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed).  Notwithstanding compliance by the Indemnifying Party with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided that, if the Indemnifying Party is in material compliance with the preceding sentence at the time of such payment or settlement by the Indemnified Party, then the Indemnifying Party shall have no responsibility to make any payment or reimbursement with respect to such claim or the settlement thereof.  If, within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder in respect of a Third Party Claim, the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects, at its cost and expense, to undertake the defense thereof and assume full responsibility for all Covered Liabilities allocated to it under this Agreement with respect to such Third Party Claim (subject to the terms and limitations contained in this ARTICLE 5), or if the Indemnifying Party gives such notice and thereafter fails to contest or attempt to settle such Third Party Claim in good faith or to take such action as may reasonably be necessary, if applicable, to prevent foreclosure of a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle, or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

5.10 Direct Claims.  For any claim for indemnification not based upon a Third Party Claim, the Indemnified Party shall deliver to the Indemnifying Party a notice in writing describing in reasonable detail the facts giving rise to such claim, the basis upon which indemnification is being sought, and the estimated amount of Covered Liabilities (if known or reasonably capable of estimation) attributable to such claim.  The Indemnifying Party shall have 30 days (or if such breach or liabilities cannot be cured within 30 days, such longer period as is reasonably necessary to cure, so long as the Indemnifying Party is using good faith efforts to cure) from its receipt of such notice to (a) cure the liabilities complained of, (b) admit its liability for such liabilities or (c) dispute the claim for such liabilities. If the Indemnifying Party does not notify the Indemnified Party within such time period that it has cured the liabilities complained of, that it admits its liability for such liabilities, or that it disputes the claim for such liabilities, then the Indemnifying Party shall be deemed to have disputed liability with respect to such matter.  If the Indemnifying Party does not admit or otherwise does deny or dispute its liability against a direct claim for indemnification by an Indemnified Party within the time period set forth in this Section 5.10, then the Indemnified Party may pursue its rights and remedies under this Agreement, at law or in equity with respect to such claim for indemnification, or withdraw such claim.

5.11 Title Matters.

(a) Issuer may, from time to time, deliver to Seller, on or before the Discharge Date, one or more written notices asserting the existence of Title Failure(s) (a "Title Failure Notice").  Each Title Failure Notice shall include (i) a description, in reasonable detail, of each Title Failure asserted thereunder and the Wellbore Interests affected thereby, (ii) if Issuer believes such Title Failure is reasonably susceptible of being cured, the curative actions that Issuer reasonably anticipates are required to cure such Title Failure, (iii) Issuer's calculation of the Title Failure Amount for each Title Failure asserted thereunder and (iv) any documents or information in Issuer's possession reasonably necessary for Seller to determine the existence of each Title Failure asserted thereunder.  For thirty (30) days following delivery of a Title Failure Notice, Issuer and Seller will in good faith negotiate the validity and Title Failure Amounts of the Title Failure(s) asserted thereunder using the criteria set forth in this Agreement, and, if Issuer and Seller are unable to agree on the validity or Title Failure Amount of one or more Title Failure(s) asserted in such Title Failure Notice during such thirty (30) day period, then such matters shall be resolved pursuant to Section 5.11(f) and the time periods set forth in Section 5.11(c) and Section 5.11(d) shall be tolled with respect to the Title Failure(s) under dispute until finally resolved pursuant to Section 5.11(f).

(b) Seller may, from time to time (including at any time following receipt of a Title Failure Notice), deliver to Issuer, on or before the Discharge Date one or more written notices asserting the existence of Title Credit(s) (a "Title Credit Notice").  Each Title Credit Notice shall include (i) a description, in reasonable detail, of each Title Credit asserted thereunder and the Wellbore Interests affected thereby, (ii) Seller's calculation of the Title Credit Amount for each Title Credit asserted thereunder and (iii) any documents or information in Seller's possession reasonably necessary for Issuer to determine the existence of each Title Credit asserted thereunder and Seller's calculation of the associated Title Credit Amount.  For twenty (20) Business Days following delivery of a Title Credit Notice, Issuer and Seller will in good faith negotiate the validity and Title Credit Amounts of the Title Credit(s) asserted thereunder using the criteria set forth in this Agreement, and, if Issuer and Seller are unable to agree on the validity or Title Credit Amount of a one or more Title Credit(s) asserted in such Title Credit Notice during such twenty (20) Business Day period, then such matters shall be resolved pursuant to Section 5.11(f).

(c) If a Title Failure asserted pursuant to a Title Failure Notice delivered pursuant to Section 5.11(a) is reasonably susceptible of being cured, Seller shall have a period of ninety (90) days following receipt of such Title Failure Notice to attempt in good faith to cure the identified Title Failure (or if such Title Failure cannot be cured within such ninety (90)-day period, such longer period as is reasonably necessary to cure such Title Failure, so long as Seller is using good faith efforts to cure such Title Failure, but with such period not to exceed in any event 12 months following receipt of such Title Failure Notice).

(d) With respect to Title Failures affecting a Well that are asserted pursuant to Title Failure Notices delivered pursuant to Section 5.11(a), if the aggregate Title Failure Amount(s) of such Title Failures exceed 50% of the then applicable Buy-Out Price for such Well, then Seller shall have the option to, within thirty (30) days following (i) if the Title Failures are not reasonably susceptible of being cured, then delivery of the applicable Title Failure Notice, or (ii) if the Title Failures are reasonably susceptible of being cured, then the last day of the period specified in Section 5.11(c), repurchase all of the Wellbore Interests related to the affected Well for an amount equal to the Buy-Out Price for the affected Well (by paying such amount directly to Issuer) and, upon such payment, Issuer shall assign to Seller (in an assignment substantially in the form of the Conveyances) the Wellbore Interests related to such Well free and clear of any Encumbrances by, through, or under Issuer, but not otherwise.

(e) Subject to Section 5.11(f), with respect to any (x) aggregate Title Failure Amounts for all Title Failures asserted pursuant to Title Failure Notices delivered pursuant to Section 5.11(a) and which Title Failures have not been cured pursuant to Section 5.11(c) and do not relate to a Repurchased Interest under Section 5.11(d) (as finally determined by agreement of the Parties pursuant to Section 5.11(a) or pursuant to Section 5.11(f) and that have not previously been included in the calculation of a Title Adjustment Amount pursuant to this Section 5.11(e)), less (y) aggregate Title Credit Amounts for all Title Credits asserted as of such time pursuant to Title Credit Notices delivered pursuant to Section 5.11(b) (as finally determined by agreement of the Parties pursuant to Section 5.11(b) or pursuant to Section 5.11(f)) and that have not previously been applied pursuant to this Section 5.11(e) (such net amount, the "Title Adjustment Amount"), Seller shall, within thirty (30) days following (i) if the Title Failures are not reasonably susceptible of being cured, then delivery of the applicable Title Failure Notice, or (ii) if the Title Failures are reasonably susceptible of being cured, then the last day of the period specified in Section 5.11(c), pay Issuer an amount in cash equal to the Title Adjustment Amount (by paying such amount directly to Issuer).

(f) Any disputes regarding Title Failures, Title Failure Amounts, Title Credits, Title Credit Amounts, the appropriate cure of any Title Failure, the occurrence or existence of a Protected Outcome or whether or to what extent a Title Failure has been cured, in each case, that are not resolved within thirty (30) days following either Party submitting a written notice of dispute may be submitted by a Party, with written notice to the other Party, to an independent expert (the "Independent Expert"), who shall serve as the sole and exclusive arbitrator of any such dispute.  The Independent Expert shall be selected by Issuer and Seller (acting reasonably and in good faith) within fifteen (15) days following the date said notice is received by the other Party.  The Independent Expert must (i) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party's Affiliate within the preceding five (5)-year period and (ii) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Independent Expert in the process of resolving such dispute.  For any title matter, the Independent Expert must have not less than ten (10) years' experience as a lawyer with experience in oil and gas titles involving properties in the same geographic region in which the Wellbore Interests are located.  If Issuer and Seller fail to select an Independent Expert within the fifteen (15) day period referred to in this Section 5.11(f) above, within three (3) Business Days thereafter, each of Issuer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between Issuer and Seller regarding Title Failures, Title Failure Amounts, Title Credits, Title Credit Amounts, the appropriate cure of any Title Failure, or whether or to what extent a Title Failure has been cured.  Issuer and Seller shall each bear its own costs and expenses incurred in connection with any such Proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.  Disputes to be resolved by an Independent Expert shall be resolved in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent such rules do not conflict with the terms of this Agreement, mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association.  The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by Legal Requirements and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. Within fifteen (15) days following the receipt by either Party of written notice of a dispute, the Parties will exchange their written description of the proposed resolution of the disputed matters.  Provided that no resolution has been reached, within five (5) Business Days following the selection of the Independent Expert, the Parties shall submit to the Independent Expert the following: (i) this Agreement, (ii) Issuer's written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, (iii) Seller's written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, and (iv) the written notice of the dispute. The Independent Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials (the "Independent Expert Decision").  The Independent Expert Decision with respect to the disputed matters shall be limited to the selection of the single proposal for the resolution of the aggregate disputed matters proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Independent Expert must select either Issuer's proposal or Seller's proposal for resolution of the aggregate disputed matters). The Independent Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award other Damages, attorney fees, interest, or penalties to either Party with respect to any other matter.

(g) Notwithstanding anything to the contrary herein, with respect to the Wellbore Interests, Issuer shall assume all risk of loss with respect to: (i) changes in commodity or product prices and any other market factors or conditions from and after the Effective Time; (ii) production declines or any adverse change in the production characteristics or downhole condition of a Well, including any Well watering out or experiencing a collapse in the casing or sand infiltration; and (iii) depreciation of any Well Facilities (excluding as to Seller's interest in the Retained Gathering Facilities) that constitute personal property through ordinary wear and tear, and none of the foregoing shall constitute Title Failures or otherwise give rise to any Claims by Issuer hereunder or under any other Seller Closing Document.

(h) Notwithstanding anything to the contrary in this Agreement or in any other Seller Closing Document, this Section 5.11 constitutes the entire and exclusive rights and remedies of Issuer against any member of the Seller Indemnity Group with respect to any Title Failures or other title matters or deficiencies in title with respect to the Wellbore Interests or of Seller against any member of the Issuer Indemnity Group with respect to any Title Credits or other title matters or benefits in title with respect to the Wellbore Interests (collectively, "Title Matters"). In this regard and notwithstanding anything to the contrary in this Agreement or in any other Seller Closing Document, if a Title Failure or other Title Matter constitutes, or results from any matter or circumstance which constitutes, either (1) a breach of any representation or warranty of Seller set forth in this Agreement or in any other Seller Closing Document or (2) a matter for which Seller has agreed to indemnify Issuer under Section 5.02(d), then Issuer shall only be entitled to assert such matter (i) as to the portion thereof constituting a Title Failure, as a Title Failure as and to the extent permitted by this Section 5.11, and (ii) as to any Liability or Damage (other than such Title Failure) incurred by Issuer and owed to any Third Party, as the basis of the breach of any such representation or warranty (and claim under Section 5.02(a)) and/or the basis of a claim under Section 5.02(d), as applicable.

ARTICLE 6
GENERAL PROVISIONS

6.01 Expenses.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.  However, the prevailing Party in any legal Proceeding brought under or to enforce this Agreement shall be entitled to recover court costs and reasonable attorneys' fees from the non-prevailing Party.

6.02 Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged (with the receiving Party affirmatively obligated to promptly acknowledge receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and fax numbers set forth below (or to such other recipients, addresses, or fax numbers as a Party may designate by notice to the other Party):

NOTICES TO SELLER:

HB2 Origination, LLC
3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

With a copy (which shall not constitute notice) to:

HB2 Origination, LLC
3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

NOTICES TO ISSUER:

Alpine Summit Funding LLC

c/o HB2 Origination, LLC

3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

With a copy (which shall not constitute notice) to:

HB2 Origination, LLC
3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

6.03 Jurisdiction; Service of Process.  EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH COVERED CLAIMS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY COVERED CLAIM IN ANY COURT OTHER THAN SUCH COURTS.  EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY, IN EACH CASE, IN CONNECTION WITH SUCH COVERED CLAIMS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES IN CONNECTION WITH A COVERED CLAIM SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LEGAL REQUIREMENTS, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LEGAL REQUIREMENTS.

6.04 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO COVERED CLAIMS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS UNDER THIS AGREEMENT AND THE CLOSING DOCUMENTS.

6.05 Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request and which are reasonably necessary for the purpose of carrying out the intent of this Agreement and the Closing Documents.

6.06 Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

6.07 Entire Agreement and Modification.  This Agreement supersedes all prior discussions, communications, and agreements (whether written or oral) between the Parties with respect to its subject matter and constitutes (along with the Closing Documents and Ancillary Agreements) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties and subject to any additional requirements specified in the Indenture, including, without limitation, where required under the Indenture, the written consent of the Majority Noteholders, which are third party beneficiaries for purposes of this Section 6.07.  The Parties hereby agree that, until such time as the Indenture is terminated and the notes thereunder are satisfied, the Parties will not amend this Agreement to modify or alter the definition of the term "Permitted Encumbrance" without the prior consent of the applicable Holders of the then Outstanding Notes (as such terms are defined in the Indenture) in accordance with the terms of Section 9.02(a)(iv) of the Indenture.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

6.08 Assignments, Successors, and Third-Party Rights.  Neither Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), provided, however, the Parties consent to the pledge and assignment by Issuer to the Indenture Trustee of Issuer's rights under this Agreement as more particularly set forth in the Indenture.  In the event of a permitted assignment pursuant to the preceding sentence, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or the parties to any other agreement contemplated herein (and (a) Issuer Indemnity Group and Seller Indemnity Group who are entitled to indemnification under ARTICLE 5 and (b) Non-Party Affiliates under Section 6.13), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and the parties to such other agreements (and (x) Issuer Indemnity Group and Seller Indemnity Group who are entitled to indemnification under ARTICLE 5 and (y) Non-Party Affiliates under Section 6.13), and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, the Indenture Trustee shall be a third-party beneficiary to this Agreement and may enforce on Issuer's behalf the provisions hereof as if it were a Party hereto.

6.09 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

6.10 Governing Law. This Agreement and any claim or cause of action (whether based in statute, tort, contract or otherwise) based upon or arising under this Agreement or any of the Closing Documents, based upon or arising in connection with any dealings between the Parties relating to the subject matter of this Agreement or any of the Closing Documents or the negotiation or performance of this Agreement or any of the Closing Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or any of the Closing Documents or as an inducement to enter into this Agreement or any of the Closing Documents), or otherwise relating to the Contemplated Transactions ("Covered Claims") shall be governed by the internal laws of the State of Texas, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction, provided that any matter that relates to real property the legal effect of which as related to such real property is dependent on the substantive laws of the State where such real property is located or other jurisdiction having authority over such matter as related to such real property shall be governed by the substantive laws of the State where such real property is located or such other jurisdiction having authority over such matter as related to such real property, as applicable.

6.11 Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and each of which may be executed by less than all of the Parties, and shall be enforceable and effective against the Parties actually executing such counterparts, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

6.12 Confidentiality.  Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement; provided that disclosure thereof shall be permitted: (a) to the lenders, swap counterparties, insurers, owners, and investors of any Party (or their trustees or other Representatives), to the Affiliates of any such Party, lender, owner or investor, and to any rating agency providing a rating for the obligations of Seller or Issuer or any Affiliate thereof and to any regulatory authority with jurisdiction of any such party; (b) to the directors, managers, officers, employees, agents, consultants, engineers, auditors and attorneys of any Party or any Person described in the preceding clause (a); (c) in the course of any trial or other action between any of the Parties, their lenders, swap counterparties, insurers, owners or investors, or the Affiliates of any such Party, lender, swap counterparty, insurer, owner or investor; (d) as required by any applicable securities Legal Requirements or other Legal Requirements (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed); and (e) in connection with any direct or indirect assignment or potential assignment of or investment in such Party's, lender's, swap counterparty's, owner's or investor's rights or assets (provided that each such assignee or potential assignee is made aware that such information is required to be held in confidence).  This Section 6.12 shall not prevent either Party from recording the Conveyances delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Wellbore Interests.  The covenant set forth in this Section 6.12 shall survive for twelve (12) months after the Closing Date.

6.13 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a "Non-Party Affiliate"), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of Legal Requirements, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.  Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.  Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 6.13.

6.14 Issuer's Obligations.  Notwithstanding any provisions herein to the contrary, but subject to and without limitation of any right under the Joint Operating Agreement or Management Services Agreement to net or offset amounts owing to Issuer against any Assumed Liabilities owing by Issuer, all out-of-pocket payment obligations of Issuer under or in connection with this Agreement are nonrecourse obligations of Issuer payable solely from the Collateral (as defined in the Indenture) in accordance with the priorities set forth in Section 8.06 of the Indenture, and following realization of the Collateral and its reduction to zero, any claims of a Person against Issuer under this Agreement shall be extinguished and shall not thereafter revive.  It is understood that the foregoing provision shall not limit the right of any Person claiming hereunder to name Issuer as a party defendant in any proceeding or in the exercise of any other remedy, so long as no judgment in the nature of a deficiency judgment shall be asked for or (if obtained) enforced against Issuer.

6.15 No Petition.  Seller, by entering into this Agreement, hereby covenants and agrees that, solely in its capacity as a creditor of Issuer, it will not at any time institute against Issuer, or join in any institution against Issuer of, any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation Proceedings, or other Proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Agreement.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:

HB2 ORIGINATION, LLC

By: /s/ Craig Perry

 Craig Perry

 President and Chief Executive Officer

ISSUER:

ALPINE SUMMIT FUNDING LLC

By: /s/ Craig Perry

 Craig Perry

 President and Chief Executive Officer

Signature Page to Asset Purchase Agreement